EXHIBIT 2.6

COSAN S.A.,

as Company

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee, Principal Paying Agent, Registrar and Transfer Agent

____________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 15, 2022

____________________

5.500% Senior Notes
Due September 20, 2029

THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”), dated as of July 15, 2022, between Cosan S.A., a sociedade anônima (corporation) organized and validly existing under the laws of the Federative Republic of Brazil (the “Company” or the “Guarantor”), Cosan Luxembourg S.A., a public limited-liability company (societé anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 6 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B175646, a wholly-owned subsidiary of the Company (the “Substituted Issuer”), and U.S. Bank Trust Company, National Association, as trustee, principal paying agent, registrar and transfer agent (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the Indenture dated as of July 31, 2019, as supplemented by a first supplemental indenture dated February 18, 2021, and as further supplemented by a second supplemental indenture dated May 2, 2022 (together, the “Indenture”), relating to the Company’s 5.500% senior notes due September 20, 2029 (the “Notes”);

WHEREAS, Article 11 of the Indenture permits the Company to substitute itself as issuer and principal debtor under the Notes without the consent of Holders;

WHEREAS, the Company will substitute itself by the Substituted Issuer as issuer in respect of the Notes (the “Issuer Substitution”);

WHEREAS, the Substituted Issuer will become the new issuer and principal debtor in respect of the Notes following the Issuer Substitution, and the Substituted Issuer has agreed to expressly assume by this Third Supplemental Indenture all of the obligations of the Company under the Indenture and the Notes;

WHEREAS, the Company will unconditionally and irrevocably guarantee, in favor of each Holder the payment of all sums payable by the Substituted Issuer as the principal debtor in respect of the Notes on the same terms mutatis mutandis as the Substituted Issuer (the “Guarantee”);

WHEREAS, the Trustee has received an Officers’ Certificate from the Company in accordance with Sections 9.04, 10.03 and 10.04 of the Indenture and Opinions of Counsel with respect to Luxembourg, Brazilian and New York law, in accordance with Sections 9.04, 10.03, 10.04 and 11.01(c)(d)(e) of the Indenture;

WHEREAS, each of the conditions in the Indenture necessary to give effect to the Issuer Substitution set forth herein have been satisfied;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Substituted Issuer and the Trustee hereby agree as follows:

Article 1
Definitions and Other Provisions of General Application

Section 1.01.      Definitions.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.  All definitions in the Indenture shall be read in a manner consistent with the terms of this Third Supplemental Indenture.

Section 1.02.      Headings.  The headings of the sections herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Article 2
SUBSTITUTION OF THE ISSUER

Section 2.01.      Assumption of Obligations. The Substituted Issuer hereby assumes all of the Company’s obligations under the Indenture and the Notes including, but not  limited to, the due and punctual payment of principal of and premium, if any, and interest and Additional Amounts, if any, on the Notes in accordance with the terms of the Indenture and the Notes, as if the Substituted Issuer had been named in the Indenture and the Notes as the principal debtor in respect of the Notes in place of the Company; provided, that all references to the “Company” in Article 4 (Covenants) and Section 6.01 (Events of Default), shall continue to be references to Cosan S.A. and shall continue to apply to Cosan S.A.

Article 3
NOTES GUARANTEE

Section 3.01.      The Guarantee.  Subject to the provisions of this Article, the Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to repurchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Substituted Issuer under the Indenture. Upon failure by the Substituted Issuer to pay punctually any such amount, the Guarantor shall forthwith on demand pay or cause to be paid the amount not so paid at the place and in the manner specified in the Indenture.

Section 3.02.      Guarantee Unconditional.  The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Substituted Issuer under the Indenture or any Note, by operation of law or otherwise;

(b)            any modification or amendment of or supplement to the Indenture or any Note;

(c)            any change in the corporate existence, structure or ownership of the Substituted Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Substituted Issuer or its assets or any resulting release or discharge of any obligation of the Substituted Issuer contained in the Indenture or any Note;

(d)            the existence of any claim, set‑off or other rights which the Guarantor may have at any time against the Substituted Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)            any invalidity or unenforceability relating to or against the Substituted Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Substituted Issuer of the principal of or interest on any Note or any other amount payable by the Substituted Issuer under the Indenture; or

(f)            any other act or omission to act or delay of any kind by the Substituted Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 3.03.      Discharge; Reinstatement.  The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Substituted Issuer under the Indenture have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Substituted Issuer under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Substituted Issuer or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04.      Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Substituted Issuer or any other Person.

Section 3.05.      Subrogation and Contribution. Upon making any payment with respect to any obligation of the Substituted Issuer under this Article, the Guarantor will be subrogated to the rights of the payee against the Substituted Issuer with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation with respect to such payment so long as any amount payable by the Substituted Issuer hereunder or under the Notes remains unpaid.

Section 3.06.      Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Substituted Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Substituted Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07.      Execution and Delivery of Guarantee.  The execution by the Guarantor of this Third Supplemental Indenture evidences the Guarantee of the Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note.  The Guarantor hereby agrees that its Guarantee set forth in this Article shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Third Supplemental Indenture on behalf of the Guarantor.

Section 3.08.      Release of Guarantee.  The Guarantee of the Guarantor will terminate upon:

(a)            a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Substituted Issuer) to the extent permitted under the Indenture;

(b)            the payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Substituted Issuer under the Indenture;

(c)            satisfaction and discharge of the Notes, as provided in Section 8.01 of the Indenture (Discharge of Company’s Obligations);  or

(d)            defeasance or discharge of the Notes, as provided in Section 8.02 (Legal Defeasance) and 8.03 (Covenant Defeasance) of the Indenture.

Upon delivery by the Substituted Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Guarantee.

Article 4
Ratification of Other Terms and Conditions of the Indenture

Section 4.01.      Indenture to remain in effect.  Except as expressly modified herein, the Indenture shall continue in full force and effect in accordance with its terms.  Upon the execution of this Third Supplemental Indenture, the Indenture and the Notes shall be deemed to be modified and amended in accordance with this Third Supplemental Indenture and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented and amended hereby, unless the context otherwise requires, and all the terms and conditions of this Third Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Article 5
Miscellaneous

Section 5.01.      Provisions of Indenture and Notes for the Sole Benefit of Parties and Holders of Notes.  Nothing in this Third Supplemental Indenture or the Notes, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture or the Notes.

Section 5.02.      No Recourse Against Others.  No director, officer, employee or shareholder, as such, of the Company, the Trustee or the Principal Paying Agent shall have any liability for any obligations of the Company or the Trustee respectively, under the Indenture or the Notes or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder is deemed to have waived and released all such liability. The waiver and release were deemed be part of the consideration for the issue of Notes.

Section 5.03.      Additional Amounts. (a) All payments by the Guarantor in respect of the Guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction in which the Guarantor is organized or is a resident for tax purposes, or any other jurisdiction through which any payments under the Notes are made by or on behalf of the Guarantor, or any political subdivision thereof, having power to tax (a “Relevant Jurisdiction”), unless the Guarantor is required by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, and subject to Section 3.01 of the Indenture, the Guarantor will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental or other authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by Holders of Notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction (“Additional Amounts”). (b) The Substituted Issuer shall indemnify any Holder of Notes against all taxes or duties that arise by reason of a law or regulation in effect on the effective date of the Issuer Substitution that are incurred or levied against such Holder in Brazil as a result of the substitution, which would not have been so incurred or levied had the substitution not been made.

Section 5.04.      Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 5.05.      Submission to Jurisdiction; Agent for Service; Waiver of Immunities.  (a) By the execution and delivery of this Third Supplemental Indenture, each of the Company and the Substituted Issuer (i) acknowledges that it hereby designates and appoints Cogency Global Inc. the (“Authorized Agent”) located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, the Notes or the Indenture, that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that the Authorized Agent has accepted such designation. (b) The parties hereto ratify the provisions of Section 10.07 of the Indenture with respect to this Third Supplemental Indenture, as if such provisions were set forth in their entirety herein.

Section 5.06.      Successors.  All agreements of the Company and the Substituted Issuer hereunder and under the Indenture and the Notes will bind their respective successors. All agreements of the Trustee in the Indenture will bind its successor.

Section 5.07.      Duplicate Originals.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Third Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 5.08.      Separability.  In case any provision in this Third Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 5.09.      No Liability of the Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture, or the Notes or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

COSAN S.A., as the Company
By:	/s/ Luis Henrique Guimarães
Name: Luis Henrique Guimarães
Title: Chief Executive Officer

By:	/s/ Ricardo Lewin
Name: Ricardo Lewin
Title: Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

COSAN LUXEMBOURG S.A., as the Substituted Issuer
By:	/s/ Marcelo Eduardo Martins
Name: Marcelo Eduardo Martins
Title: Class A Director

By:	/s/ Ricardo Lewin
Name: Ricardo Lewin
Title: Chief Financial and Investor Relations Officer

By:	/s/ François-Xavier Goossens
Name: François-Xavier Goossens
Title: Class B Director

[Signature Page to Third Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Michelle Mena-Rosado
Name: Michelle Mena-Rosado
Title: Vice President

[Signature Page to Third Supplemental Indenture]